EMPLOYMENT AGREEMENT

BETWEEN

BEYOND COMMERCE, INC.

AND

GEORGE PURSGLOVE

THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of June, 2017 by and between **Beyond Commerce, Inc**., (the "Company"), and **George Pursglove.**, with an address of 3211 Colony Plaza, Newport Beach, CA 92660 (hereinafter referred to as "Employee").

WHEREAS, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and intending to be legally bound hereby, do contract and agree as follows:

1. **Purpose and Employment**. The Company's primary business (the "Company's Business") is identifying, acquiring and operating companies that conduct business in the data analytics and technology information services space nationally and internationally. The purpose of this Agreement is to define the relationship between the Company and Employee. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, all upon the terms and conditions hereinafter set forth.

2. **Position and Scope of Duties**.

(a) Employee shall serve the Company as its President, Chief Executive Officer and sole director. At all times, Employee shall, (i) report to, discharge his duties in consultation with and be under the direct supervision and control of the Chief Executive Officer and the Board of Directors, (ii) shall perform such duties, consistent with the Employee's employment as a Corporate Counsel for the Company, (iii) shall hold such other titles with respect to the Company, or any of its divisions, subsidiaries, or affiliates, as the Company may from time to time determine, and (iv) shall comply with all applicable provisions of the Company's certificate of organization and Bylaws.

(b) Employee shall devote such of his time to the business and affairs of the Company as is necessary to carry out his duties, excluding any periods of vacation, sick leave, and disability to which Employee is entitled, and he shall fulfill his duties to the Company to the best of his ability.

3. **Term**. The term of this Agreement shall be for a period of three (3) years commencing June 1, 2017 (the "Term") unless terminated earlier by mutual agreement of the parties or by either party in accordance with Section 8 of this Agreement. Upon completion of the original three-year Term, the Agreement shall automatically be renewed for a period of one (1) year as of each succeeding year;

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4. **Compensation During Employment.** For all the services to be rendered by Employee hereunder, the Company shall pay to Employee a base salary and incentive compensation as follows:

(a) **Base Salary**. Employee shall be paid an annual base salary of Three Hundred Thirty-Six Thousand Dollars ($360,000.00), payable in equal bi-monthly installments during the term of this Agreement subject to any increases awarded to Employee pursuant to subparagraph (b) below.

(b) **Employee's Incentive Compensation**. Employee may be entitled to such bonuses and incentive compensation including stock options in the Company as may be determined by the Board of Directors in its sole discretion. Each such bonus or incentive compensation may be paid in cash or stock of the Company or combination thereof as the Board of Directors shall determine in its sole discretion.

5. **Other Benefits.** In addition to other benefits conferred under this Agreement, Employee shall have the right to participate in (on the same terms and conditions as available to other employees of the Company) all pension plans, retirement plans, deferred compensation plans, executive compensation plans, major medical, group health, disability, accidental death and group term life insurance plans, "fringe" benefit plans (including permissible sick days or leave days), and other employee benefit plans that the Company shall, from time to time, generally confer upon other employees of the Company.

6. **Vacation, Holidays, etc.** Employee shall be entitled to two weeks vacation days with pay (or such greater length of time as may be approved from time to time by the Board of Directors) during each fiscal year of the Company, such vacation to be taken by Employee at such times as shall be consistent with the business requirements of the Company. In addition, Employee shall also be entitled to such holidays as are customary in the Company. Unused vacation may be carried over from one fiscal year to another.

7. **Business Expenses**. Employee may be required from time to time to incur reasonable expenses for the Company's benefit including expenses for business, entertainment, travel, and similar items. Employee shall be reimbursed for all such reasonable expenses (in accordance with the policies and procedures regarding employee business-related expense from time to time established by the Company for its officers) upon his presenting to the Company a detailed itemized expense voucher therefore in accordance with applicable corporate policies. Employee may also draw funds from the Company, but only to the extent necessary and appropriate, for reasonable expenses to be incurred on behalf of the Company and then only in accordance with applicable corporate policies. Detailed records of the expenditure of such funds shall be tendered by Employee for expenses incurred on behalf of the Company in accordance with applicable corporate policies, and if any portion of such funds are unexpended or unaccountable, then Employee shall promptly return such unexpended or unaccountable sums to the Company.

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8. Termination of Employment.

(a) **Termination for Cause.** Notwithstanding the provisions of Section 3 hereof, the Company shall have the right to terminate this Agreement immediately upon giving written notice to the Employee (or Employee's personal or legal representatives, if appropriate), for any of the following reasons:

(1) Death of Employee;

(2) Inability of Employee, by reason of physical or mental disability ("Disability"), to continue to perform his duties hereunder for the remainder of the term of this Agreement as determined by the opinion of two (2) qualified physicians, one selected by the Company and one selected by Employee. If they disagree then the physicians will seek a third physician whose decision shall become binding on Employee.

(3) Just Cause, which is defined herein to mean after a reasonable period to cure: (a) Employee's gross negligence in performing his duties hereunder; (b) Employee's willful failure or refusal to perform his duties hereunder; (c) Employee's intentional wrongful act or wrongful failure to act that materially and adversely affects the business affairs of the Company; or (d) Employee's commission of any act of fraud, conviction of any felony, material breach of any provision of this Agreement, involvement in any material conflict of interest or self dealing transaction in violation of the applicable corporate laws of the State of Nevada, or other material breach of any of his quasi-fiduciary duties to the Company in violation of the applicable corporate laws of the State of Nevada (including, but not limited to, the duties of due care, loyalty, and fair dealing).

(b) **Termination Benefits.** If this Agreement expires, or if during the Term the Company terminates this Agreement and Employee's employment hereunder as a result of any of the following, Employee will be entitled to the following termination compensation or severance benefits:

(1) **Death**. If during the Term, Employee's employment is terminated by reason of death, the Company shall thereafter have no liability to Employee's estate hereunder, except to timely pay and provide his estate the following: (i) the portion, if any, of Employee's Base Salary for the period up to the date of death that remains unpaid; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned (pro-rated to the date of death), but have not been paid as of the date of death; and (iii) all other payments and benefits that Employee is eligible to receive, but have not yet been received as of the date of death, under all stock option plans, benefit plans, retirement plan, and other arrangements that, by their terms, apply.

(2) **Disability**. If during the Term, Employee's employment is terminated due to Employee's Disability as defined in paragraph 8(a)(2) above, the Company shall, after such effective date of termination, have no liability to Employee hereunder, except to timely pay and provide the Employee the following: (i) the portion, if any, of Employee's Base Salary for the period up to the effective date of termination that remains unpaid; (ii) any bonuses and incentive

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compensation for any preceding year or for the current year (pro-rated to the effective date of termination) that have been earned, but have not been paid as of the effective date of termination; and (iii) all other payments and benefits that Employee is eligible to receive, but have not yet been received as of the effective date of termination, under all stock options plans, benefit plans, retirement plan, and other arrangements that, by their terms, apply.

(3) **Just Cause**. If during the Term, Employee's employment is terminated for Just Cause as specified in Section 8(a)(3) above, the Company shall, after such effective date of expiration or termination, have no liability to Employee hereunder, except to timely pay and provide the Employee the following: (i) the portion, if any, of Employee's Base Salary for the period up to the effective date of termination that remains unpaid; and (ii) all other payments and benefits that Employee is eligible to receive, but have not yet been received as of the effective date of termination, under all stock option plans, benefit plans, retirement plans, and other arrangements that, by their terms, apply. To the extent that any insurance coverages maintained by the Company for the benefit of Employee have conversion privileges into individual policies, the Employee, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law.

(4) **Without Cause**. If during the Term, Employee's employment is terminated without the Employee's written consent and without Just Cause for any reason whatsoever other than disability or death, the Company shall, after such effective date or expiration or termination, have no liability to Employee hereunder, except to timely pay and provide the Employee the following: (i) the same Base Salary, bonuses and incentive compensation, benefits, and other compensation that the Employee would otherwise be entitled to receive hereunder through the remaining unexpired Term hereof as though no termination or expiration had occurred; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned, but have not been paid as of the effective date of termination and; (iii) all other payment and benefits that Employee is eligible to receive, but have not yet been received as of the effective date of termination. To the extent that any insurance coverages maintained by the Company for the benefit of Employee have conversion privileges into individual policies, the Employee, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law.

(5) **Termination by Employee**. In the event that Employee terminates this Agreement for any reason, including the reasons set forth below in (i)-(iv) below, the Company shall, after such effective date of termination, have no liability to Employee hereunder, except as specified in Section 8(b)(4) hereof. The Employee shall have the right to elect to terminate this agreement due to: (i) a breach of this Agreement by the Company; (ii) a change in job description or duties; (iii) the relocation of the Employee without his written consent; or (iv) a change in control of the Company resulting from either a sale or merger of the assets, or of stock of the Company.

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9. **Indemnity**. To the fullest extent permitted by law, the Company shall indemnify Employee and hold him harmless for any acts or decisions made by him in good faith while performing services for the Company. In addition, to the fullest extent permitted by law, the Company shall pay all expenses, including attorneys' fees, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding challenging such acts of decisions and in connection with any appeal thereon including the costs of settlement. This indemnification obligation shall survive the termination of the Employee's employment hereunder.

10. **Waiver of Breach of Violation Not Deemed Continuing**. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof. Any waive must be in writing and signed by the party waiving any right or benefit due to such party.

11. **Notices**. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, personally delivered, or by overnight delivery service, facsimile, or sent by certified mail, return receipt requested as follows:

To Employee:
George Pursglove
3211 Colony Plaza
Newport Beach, CA 92660
Email: transmkt@bellsouth.net

To the Company:
Beyond Commerce, Inc.
Attn: Chief Executive Officer

Email: transmkt@bellsouth.net
Office: 954-803-5191
Facsimile: 949-706-9634

12. **Governing Law**. This Agreement shall be interpreted, construed and governed according to the laws of the State of Nevada. The parties hereto consent to jurisdiction and venue in the State District Court in Clark County, Nevada.

13. **Paragraph Headings**. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

14. **Entire Agreement**. This Agreement supersedes all prior discussions and agreements between the Company, or any of its officers, directors, employees, or agents, and Employee with respect to all mattes relating to the employment by the Company of Employee and all other matters contained herein, and this Agreement constitutes the sole and entire agreement with respect thereto. Any representation, inducement, promise or agreement, whether

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oral or written, between the Company, or any of its officers, directors, employees, or agents, and Employee which is not embodied herein shall be of no force or effect.

15. **Successors and Assignors**. This Agreement shall be binding upon, and shall inure to the benefit of the Company and Employee and their respective heirs, personal and legal representatives, successors, and assigns, provided however, Employee shall have no right to assign this Agreement.

16. **Severability**. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable the remainder of this Agreement or the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable shall be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

17. **Amendment**. No amendment or modification of this Agreement shall be affective unless signed by both parties to this Agreement.

18. **Counterparts**. This Agreement may be executed in counterparts, each of which shall constitute and original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has hereunto set his hand below, all being done in duplicate originals delivered to each party as of the day and year first above written.

George Pursglove

____
George Pursglove

Beyond Commerce, Inc

By: George Pursglove
Name: George Pursglove
Title: Chairman/CEO and sole Director